Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

CYS Investments, Inc.

Waltham, MA

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CYS Investments, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 15, 2018, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 15, 2018

We have served as the Company’s auditor since 2006.

CYS INVESTMENTS, INC.

CONSOLIDATED BALANCE SHEETS

(dollars and shares in thousands)

	December 31, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$4,132	$1,260
Investments in securities, at fair value:
Agency RMBS (including pledged assets of $9,287,317 and $10,233,165, respectively)	11,587,720	12,599,045
U.S. Treasury securities (including pledged assets of $1,046,934 and $44,469, respectively)	1,046,934	49,686
Receivable for securities sold and principal repayments	301,398	409,849
Receivable for cash pledged as collateral	—	600
Interest receivable	32,890	31,825
Derivative assets, at fair value	159,629	142,556
Other investments	9,765	8,028
Other assets	3,114	2,419
Total assets	13,145,582	13,245,268
Liabilities and stockholders’ equity:
Liabilities:
Repurchase agreements	10,089,917	9,691,544
Payable for securities purchased	1,290,805	1,881,963
Payable for cash received as collateral	139,614	91,503
Accrued interest payable	41,468	27,908
Accrued expenses and other liabilities	4,969	6,170
Dividends payable	4,410	4,410
Derivative liabilities, at fair value	152	6,051
Total liabilities	11,571,335	11,709,549

Commitments and contingencies (Note 12)	—	—

Stockholders’ equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (155,010 and 151,435 shares issued and outstanding, respectively)	1,550	1,514
Additional paid in capital	1,976,310	1,944,908
Retained earnings (accumulated deficit)	(669,513)	(676,603)
Total stockholders’ equity	$1,574,247	$1,535,719
Total liabilities and stockholders’ equity	$13,145,582	$13,245,268

See Notes to consolidated financial statements

CYS INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	Years Ended December 31,
	2017	2016	2015
Interest income:
Agency RMBS	$304,421	$291,097	$328,286
Other	6,362	3,440	2,909
Total interest income	310,783	294,537	331,195
Interest expense:
Repurchase agreements	114,616	70,230	40,700
FHLBC Advances	—	4,049	5,429
Total interest expense	114,616	74,279	46,129
Net interest income	196,167	220,258	285,066
Other income (loss):
Net realized gain (loss) on investments	(114,737)	19,463	13,652
Net unrealized gain (loss) on investments	94,463	(132,500)	(129,764)
Net unrealized gain (loss) on FHLBC Advances	—	(1,299)	1,299
Other income	163	1,361	867
Net realized and unrealized gain (loss) on investments, FHLBC Advances and other income	(20,111)	(112,975)	(113,946)
Interest rate hedge expense, net	(29,550)	(55,798)	(100,110)
Net realized and unrealized gain (loss) on derivative instruments	57,750	(11,483)	(54,932)
Net gain (loss) on derivative instruments	28,200	(67,281)	(155,042)
Total other income (loss)	8,089	(180,256)	(268,988)
Expenses:
Compensation and benefits	13,759	12,934	12,121
General, administrative and other	9,236	10,677	8,722
Total expenses	22,995	23,611	20,843
Net income (loss)	$181,261	$16,391	$(4,765)
Dividends on preferred stock	(20,812)	(20,812)	(20,813)
Net income (loss) available to common stockholders	$160,449	$(4,421)	$(25,578)
Net income (loss) per common share basic & diluted	$1.05	$(0.04)	$(0.17)

See Notes to consolidated financial statements

CYS INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands)

	Cumulative Redeemable Preferred Stock
	Series A	Series B	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total
Balance, December 31, 2014	$72,369	$193,531	$1,618	$2,049,152	$(341,502)	$1,975,168
Net income (loss)	—	—	—	—	(4,765)	(4,765)
Issuance of common stock	—	—	5	(5)	—	—
Amortization of share-based compensation	—	—	—	4,021	—	4,021
Return of capital distributions	—	—	—	(18,911)	18,911	—
Repurchase and cancellation of common stock	—	—	(106)	(87,838)	—	(87,944)
Preferred dividends(a)	—	—	—	—	(20,813)	(20,813)
Common dividends(b)	—	—	—	—	(171,053)	(171,053)
Balance, December 31, 2015	$72,369	$193,531	$1,517	$1,946,419	$(519,222)	$1,694,614
Net income (loss)	—	—	—	—	16,391	16,391
Issuance of common stock	—	—	4	2	—	6
Amortization of share-based compensation	—	—	—	3,995	—	3,995
Repurchase and cancellation of common stock	—	—	(7)	(5,508)	—	(5,515)
Preferred dividends(a)	—	—	—	—	(20,812)	(20,812)
Common dividends(b)	—	—	—	—	(152,960)	(152,960)
Balance, December 31, 2016	$72,369	$193,531	$1,514	$1,944,908	$(676,603)	$1,535,719
Net income (loss)	—	—	—	—	181,261	181,261
Issuance of common stock	—	—	36	27,750	—	27,786
Amortization of share-based compensation	—	—	—	3,999	—	3,999
Repurchase and cancellation of common stock	—	—	—	(347)	—	(347)
Preferred dividends(a)	—	—	—	—	(20,812)	(20,812)
Common dividends(b)	—	—	—	—	(153,359)	(153,359)
Balance, December 31, 2017	$72,369	$193,531	$1,550	$1,976,310	$(669,513)	$1,574,247

(a)         Preferred Series A and Series B dividends declared of $1.9375 and $1.875 per share, respectively, for the years ended December 31, 2017, 2016 and 2015.

(b)         Common dividends declared of $1.00, $1.01 and $1.10 per share for the years ended December 31, 2017, 2016 and 2015, respectively.

See Notes to consolidated financial statements

CYS INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income (loss)	$181,261	$16,391	$(4,765)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of share-based compensation	3,999	3,995	4,021
Amortization of premiums and discounts on investment securities	55,193	84,119	90,448
Amortization of premiums on interest rate cap contracts and swaptions	18,850	17,500	17,500
Net realized (gain) loss on investments	114,737	(19,463)	(13,652)
Net unrealized (gain) loss on investments	(94,463)	132,500	129,764
Net unrealized (gain) loss on derivative instruments	(40,472)	(67,251)	28,023
Net unrealized (gain) loss on FHLBC Advances	—	1,299	(1,299)
Change in assets and liabilities:
Interest receivable	(1,065)	2,738	3,331
Other assets	(695)	(1,368)	32
Accrued interest payable	13,560	(4,680)	5,380
Accrued expenses and other liabilities	(1,201)	2,087	(1,176)
Net cash provided by (used in) operating activities	249,704	167,867	257,607
Cash flows from investing activities:
Purchase of available-for-sale investment securities	(14,546,945)	(16,211,518)	(22,633,230)
Purchase of other investments	—	—	(42,003)
Premium paid on interest rate caps and swaptions	(1,350)	—	—
Proceeds from sale of available-for-sale investment securities	13,124,139	14,475,065	22,099,486
Proceeds from sale of other investments	—	42,000	—
Proceeds from paydowns of available-for-sale investment securities	1,359,679	1,918,273	1,900,984
Change in assets and liabilities:
Receivable for securities sold and principal repayments	108,451	674,995	(1,001,201)
Receivable for cash pledged as collateral	600	21,151	(10,647)
Payable for securities purchased	(591,158)	405,989	(29,507)
Payable for cash received as collateral	48,111	72,969	(54,237)
Net cash provided by (used in) investing activities	(498,473)	1,398,924	229,645
Cash flows from financing activities:
Proceeds from repurchase agreements	147,003,031	102,280,487	89,890,611
Repayments of repurchase agreements	(146,604,658)	(101,576,719)	(92,192,394)
Proceeds from FHLBC Advances	—	2,175,000	31,585,000
Repayments of FHLBC Advances	—	(4,275,000)	(29,485,000)
Net proceeds from issuance of common shares	27,786	6	—
Net payments for repurchase of common shares	(347)	(5,515)	(87,944)
Dividends paid	(174,171)	(173,772)	(191,866)
Net cash provided by (used in) financing activities	251,641	(1,575,513)	(481,593)
Net increase (decrease) in cash and cash equivalents	2,872	(8,722)	5,659
Cash and cash equivalents - Beginning of period	1,260	9,982	4,323
Cash and cash equivalents - End of period	$4,132	$1,260	$9,982
Supplemental disclosures of cash flow information:
Interest paid (excluding interest paid on interest rate hedges)	$100,678	$65,492	$44,080
Net interest paid on interest rate hedges	$11,078	$51,764	$79,280
Income taxes paid	$1,499	$—	$—
Supplemental disclosures of non-cash flow information:
Dividends declared, not paid	$4,410	$4,410	$4,410

See Notes to consolidated financial statements

CYS INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

CYS Investments, Inc. (the “Company”, “we”, “us” or “our”) was formed as a Maryland corporation on January 3, 2006, and commenced operations on February 10, 2006.  The Company has elected to be taxed, and intends to continue to qualify, as a real estate investment trust (“REIT”), and is required to comply with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), with respect thereto.  The Company primarily invests in residential mortgage-backed securities that are issued and the principal and interest of which are guaranteed by a federally chartered corporation (“Agency RMBS”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government such as the Government National Mortgage Association (“Ginnie Mae”), and debt securities issued by the United States Department of Treasury (“U.S. Treasuries”).  The Company’s investment guidelines provide that the Company may also purchase collateralized mortgage obligations issued by a government agency or government-sponsored entity that are collateralized by Agency RMBS (“CMOs”), credit risk transfer securities, such as Structured Agency Credit Risk (“STACR”) securities issued by Freddie Mac, Connecticut Avenue Securities (“CAS”) issued by Fannie Mae, or similar securities issued or sponsored by a GSE where their cash flows track the credit risk performance of a notional reference pool of mortgage loans, or securities issued by a government-sponsored entity that are not backed by collateral but, in the case of government agencies, are backed by the full faith and credit of the U.S. government, and, in the case of government-sponsored entities, are backed by the integrity and creditworthiness of the issuer (“U.S. Agency Debentures”).

The Company’s common stock, Series A Cumulative Redeemable Preferred Stock, $25.00 liquidation preference (the “Series A Preferred Stock”), and Series B Cumulative Redeemable Preferred Stock, $25.00 liquidation preference (the “Series B Preferred Stock”), trade on the New York Stock Exchange under the symbols “CYS,” “CYS PrA” and “CYS PrB,” respectively.

In March 2015, our wholly-owned captive insurance subsidiary, CYS Insurance Services, LLC (“CYS Insurance”), was granted membership in the Federal Home Loan Bank (“FHLB”) system, specifically in the FHLB of Cincinnati (“FHLBC”). Membership in the FHLBC obligated CYS Insurance to purchase FHLBC membership stock and activity stock, the latter being a percentage of the advances it obtained from the FHLBC. CYS Insurance sought both short-term advances (“Short-term FHLBC Advances”) and long-term advances (“Long-term FHLBC Advances”, and collectively with Short-term FHLBC Advances, “FHLBC Advances”) from the FHLBC. On January 12, 2016, the Federal Housing Finance Agency (“FHFA”) issued a final rule (the “Final Rule”) amending its regulations governing FHLBC Membership criteria for captive insurance companies. Under this Final Rule, which became effective on February 19, 2016, CYS Insurance’s membership in the FHLBC was required to be terminated within one year of the effective date, it was not permitted to secure any new advances, and all FHLBC Advances were required to be repaid no later than February 19, 2017. The Company repaid all outstanding FHLBC Advances prior to September 30, 2016, and CYS Insurance’s membership in the FHLBC was terminated on February 19, 2017.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the instructions to the Securities and Exchange Commission (“SEC”) Form 10-K.

The consolidated financial statements include the accounts of the Company and all of its subsidiaries.  All intercompany balances and transactions have been eliminated.  The consolidated financial statements of the Company have been prepared on the accrual basis of accounting in accordance with GAAP.  The preparation of financial statements in conformity with GAAP requires management to make a number of estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying footnotes.  Actual results could differ from these estimates and the differences may be material.

The Company adopted Financial Accounting Standards Board (“FASB”) Statement of Position (“SOP”) 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for investments in Investment Companies, prior to its deferral in February 2008.  Under SOP 07-1, the Company used financial reporting for investment companies, in accordance with FASB Accounting Standards Codification (“ASC”) 946, Investment Companies.  Accounting Standards Update No. 2013-08, which was effective for the Company on January 1, 2014 required, among other things, that entities that adopted SOP 07-1 before the FASB’s indefinite deferral assess whether they continue to be within the scope of ASC 946.  The Company determined that REITs are excluded from the scope of ASC 946, and effective January 1, 2014, the Company discontinued use of investment company accounting on a prospective basis.

Reclassification and Presentation

From the Company’s inception through September 30, 2015, “Swap and cap interest expense” was recognized as a separate component of “Total interest expense” in the Consolidated Statement of Operations.  Effective October 1, 2015, Swap and cap interest expense is recognized as a component of “Net gain (loss) on derivative instruments”. This reclassification was made in order to record income, expenses and changes in fair value related to derivative instruments in one line item in the Consolidated Statement of Operations, consistent with common industry practice. Prior period balances have been reclassified to conform to the current period presentation.

Prior to January 1, 2016, FHLBC Advances were presented and disclosed separately on the Consolidated Balance Sheet and interest expense on all FHLBC Advances was reported in the aggregate with interest expense on repurchase agreements.  Effective January 1, 2016, FHLBC Advances are presented on the balance sheet and disclosed in the aggregate, while interest expense on FHLBC Advances is reported separately from interest expense on repurchase agreements.  Prior periods have been reclassified to conform to the current period presentation.

Prior to October 1, 2017, “Interest rate hedge expense, net” was referred to as “Swap and cap interest expense” in the Consolidated Statement of Operations.  This line item includes the following: (i) net periodic payments made on interest rate swaps and interest rate caps, (ii) the periodic amortization of premiums paid to enter into interest rate caps, and (iii) the periodic amortization of premiums paid to enter into swaptions, less, total payments received in connection with (A) the receive leg of our interest rate swaps, and (B) payments received in connection with interest rate caps. On October 1, 2017, the name was changed to “Interest rate hedge expense, net”, to better reflect the broad nature of items included in this line item, all of which reflect the Company’s net cost of hedging its exposure to interest rates.  Prior period financial statement line items have been renamed to conform to the current period presentation.

Cash and Cash Equivalents

Cash and cash equivalents represent cash held in banks, cash on hand, and liquid investments with original maturities of three months or less. We may have bank balances in excess of federally insured amounts; however, we deposit our cash and cash equivalents with high credit-quality institutions to minimize credit risk exposure. We have not experienced, and do not expect, any losses on our cash or cash equivalents.

Investments in Securities

The Company’s investment securities are accounted for in accordance with the Financial Accounting Standards Board’s (“FASB”)  Accounting Standards Codification (“ASC”) 320—Investments—Debt and Equity Securities. These investments meet the requirements to be classified as available-for-sale under ASC 320. Therefore, our investment securities are recorded at fair market value on the Consolidated Balance Sheets. The Company has chosen to make a fair value election pursuant to ASC 825—Financial Instruments for its securities.  Electing the fair value option requires the Company to record changes in the fair value of investments in the Consolidated Statement of Operations as a component of net unrealized gain (loss) on investments, which in management’s view, more appropriately reflects the results of operations for a particular reporting period as all securities activities will be recorded in a similar manner.

The Company records its security purchase and sale transactions, including forward settling transactions, on a trade date basis.  Realized gains and losses on securities transactions are recorded on an identified cost basis.

Agency RMBS

The Company’s investments in Agency RMBS consist of pass-through certificates backed by fixed-rate, monthly-reset adjustable-rate loans (“ARMs”) and Hybrid ARMs, the principal and interest of which are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.  Hybrid ARMs have interest rates that have an initial fixed period (typically three, five, seven or 10 years) and thereafter reset at regular intervals in a manner similar to ARMs.

Forward Settling Transactions

The Company engages in forward settling transactions to purchase or sell certain securities. Agency RMBS may include forward contracts for Agency RMBS purchases or sales of specified pools on a to-be-announced basis (“TBA Securities”) that meet the regular-way scope exception in ASC 815—Derivatives and Hedging (“ASC 815”), and are recorded on a trade date basis to the extent it is probable that we will take or make timely physical delivery of the related securities. The Company maintains security positions such that sufficiently liquid assets will be available to make payment on the settlement date for securities purchased.  The Agency RMBS purchased at the forward settlement date are typically priced at a discount to securities for settlement in the current month. Securities purchased on a forward settling basis are carried at fair value and begin earning interest on the settlement date.  Gains or losses may occur on these transactions due to changes in market conditions or the failure of counterparties to perform under the contract.

Investment and Derivative Valuation

The Company has a pricing committee responsible for establishing valuation policies and procedures, and reviewing and approving valuations monthly.  The pricing committee is composed of individuals from the finance and investment teams and other members of senior management.

Fair Value Measurements

Refer to Note 7, Fair Value Measurements, for the Company’s accounting policy for, and details related to, the fair value of the Company’s assets and liabilities.

Interest Income and Expense

We record interest income and expense on an accrual basis.  We accrue interest income based on the outstanding principal amount of the settled securities in our portfolio and their contractual terms.  We amortize premiums and discounts using the effective interest method as prepayments occur, and this net amortization is either a reduction of or accretive to interest income from Agency RMBS in the accompanying Consolidated Statement of Operations.  The Company does not estimate prepayments when calculating the yield to maturity on Agency RMBS.

Other Investments

CYS Insurance was a member of the FHLBC.  As a condition of its membership in the FHLBC, CYS Insurance was required to maintain FHLBC stock, both for membership and for the level of advances from the FHLBC to CYS Insurance.  The Company accounted for its investment in FHLBC stock as a cost method investment in “Other investments” in the accompanying Consolidated Balance Sheets in accordance with ASC 325, Investments - Other. The Company periodically evaluated FHLBC stock for impairment in accordance with ASC 320—Investments—Debt and Equity Securities. Also included in other investments is a net investment in real estate that is recorded at fair value, inclusive of $3.7 million of corresponding mortgage debt, with changes in estimated fair value recognized in the accompanying Consolidated Statements of Operations.

Repurchase Agreements and FHLBC Advances

Prior to the February 19, 2016 Final Rule, which precluded the Company from securing new FHLBC Advances, we entered into FHLBC Advances, some of which had an initial maturity of more than one year that were collateralized by the Company’s Debt Securities.  The Company chose to make a fair value election pursuant to ASC 825—Financial Instruments for FHLBC Advances with initial terms greater than one year and, therefore, this debt was recorded at fair market value in the accompanying Consolidated Balance Sheets.  The unpaid principal balance of FHLBC Advances with initial maturities less than one year generally approximated fair value due to the short-term nature of the instruments. We priced FHLBC Advances with an initial maturity greater than one year daily through a pricing service that used a discounted cash flow model to value the debt, and we periodically validated the prices we received through this process.  Changes in the fair market value were recorded in current period earnings in the accompanying Consolidated Statements of Operations as a component of net unrealized gain (loss) on FHLBC Advances.  Electing the fair value option permitted the Company to record changes in the fair value of FHLBC Advances along with that of our investments in the Consolidated Statements of Operations which, in management’s view, more appropriately reflect the results of operations for a particular reporting period as all income producing assets and liabilities are recognized in a consistent manner.

Borrowings under repurchase agreements (“repo borrowings”) are, and FHLBC Advances were, collateralized by the Company’s Agency RMBS and U.S. Treasuries (collectively, “Debt Securities”).  The Company’s repo borrowing counterparties are institutional dealers in fixed income securities and large financial institutions, and CYS Insurance’s counterparty for FHLBC Advances was the FHLBC.  Collateral pledged on repo borrowings is valued daily, and collateral that was pledged on FHLBC Advances was valued periodically, and our counterparties may require posting of additional collateral when the fair value of pledged collateral declines.  Repo borrowing counterparties have, and the FHLBC had, the right to sell or repledge collateral pledged under repo borrowings and FHLBC Advances.

We account for our repo borrowings as short-term indebtedness under ASC 470—Debt; accordingly, these short-term instruments are reflected in our financial statements at their amortized cost, which approximates fair value due to their short-term nature.

Derivative Instruments

Included in Derivative Instruments are interest rate swaps (cancellable and non-cancellable), swaptions, interest rate caps and TBA Derivatives (defined below).

The Company uses interest rate swaps, swaptions and caps (a “swap”, “swaption” or “cap”, respectively) to economically hedge a portion of its exposure to market risks, including interest rate and extension risk.  The objective of our risk management strategy is to reduce fluctuations in stockholders’ equity over a range of interest rate scenarios.  In particular, we attempt to manage the risk of the cost of our variable rate liabilities increasing during a period of rising interest rates.

During the term of a swap or cap, the Company makes and/or receives periodic payments and records unrealized gains or losses as a result of marking the swap or cap to fair value. During the term of a swaption, the Company will record unrealized gains or losses as the difference between the premium paid and the fair value of the swaption. We report the periodic interest payments and interest receipts on swaps (cancellable and non-cancellable) and caps and amortization of premiums on cap and swaption contracts in interest rate hedge expense, net in the accompanying Consolidated Statements of Operations. When the Company terminates a swap, swaption or cap, we record a realized gain or loss equal to the difference between the proceeds from (or the cost of) closing the transaction and the Company’s cost basis in the contract, if any.  Swaps involve a risk that interest rates will move contrary to the Company’s expectations, thereby increasing the Company’s payment obligation.

The Company’s swaps, swaptions and caps may be subject to a master netting arrangement (“MNA”), pursuant to which the Company may be exposed to credit loss in the event of non-performance by the counterparty to the swap, swaption or cap, limited to the fair value of collateral posted in excess of the fair value of the contract in a net liability position and the shortage of the fair value of collateral posted for the contract in a net asset position.  The Company has elected, as an accounting policy, to present these arrangements gross, and not on a net basis.  As of December 31, 2017 and December 31, 2016, the Company did not anticipate non-performance by any counterparty.  Should interest rates move contrary to the Company’s expectations, the Company may not achieve the anticipated benefits of the interest rate swap, swaption or cap and may realize a loss.

While the Company’s derivative agreements generally permit netting or setting off derivative assets and liabilities with the counterparty, the Company reports derivative assets and liabilities on a gross basis in the accompanying Consolidated Balance Sheets. Derivatives are accounted for in accordance with ASC 815 which requires recognition of all derivatives as either assets or liabilities at fair value in the accompanying Consolidated Balance Sheets with changes in fair value recognized in the accompanying Consolidated Statements of Operations in “Net realized and unrealized gain (loss) on derivative instruments”. Cash receipts and payments related to derivative instruments are classified in the accompanying Consolidated Statements of Cash Flows in accordance with GAAP in the operating activities section, while the premium paid on interest rate caps and swaptions, and proceeds from the termination of interest rate caps are recorded in the investing activities section of the accompanying Consolidated Statements of Cash Flows.

The Company enters into TBA dollar roll transactions whereby the Company is not contractually obligated to accept delivery on the settlement date (“TBA Derivatives”). TBA Derivatives are accounted for as a series of derivative transactions. The fair value of TBA Derivatives is based on similar methods used to value Agency RMBS with gains and losses recorded in Net realized and unrealized gains (losses) on derivative instruments in the accompanying Consolidated Statements of Operations. TBA Derivative transactions involve moving the settlement of a TBA contract out to a later date by entering into an offsetting short position (referred to as a “pair off”), net settling the paired off positions for cash, and simultaneously purchasing a similar TBA contract for a later settlement date.  The Company records such pair offs on a gross basis such that there is a sale of the original TBA Derivative and a subsequent purchase of a new TBA Derivative.

None of the Company’s derivatives have been designated as hedging instruments for accounting purposes. Effective January 1, 2016, the Company recognized all TBAs that do not qualify for the regular-way scope exception under ASC 815 as derivatives.

Income Taxes

The Company has elected to be treated as a REIT under the Code.  The Company will generally not be subject to federal income tax to the extent that it distributes 90% of its taxable income after application of available tax provisions, within the time limits prescribed by the Code and as long as the Company satisfies the ongoing REIT requirements, including meeting certain asset, income and stock ownership tests.

Leases

The Company occupies leased office space.  The Company’s lease is accounted for in accordance with ASC 840—Leases, and is classified as an operating lease.  Rent expense is amortized on a straight-line basis over the lease term and is included in “General, administrative and other expense” in the accompanying Consolidated Statements of Operations.

Stock-based Compensation

The Company applies the provisions of ASC 718-Compensation-Stock Compensation, with regard to its equity incentive plans.  ASC 718 covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans.  ASC 718 requires that compensation costs relating to stock-based payment transactions be recognized in the consolidated financial statements.  Compensation costs related to restricted common shares issued are measured at their estimated fair value at the grant date, and are amortized and expensed over the vesting period on a straight-line basis.  The Company estimates the impact of forfeitures to the extent practical, otherwise forfeitures are recognized as they occur.

Earnings Per Share (“EPS”)

The Company computes basic EPS using the two-class method by dividing net income (loss), after adjusting for the impact of nonvested stock awards deemed to be participating securities, by the weighted-average number of common shares outstanding, calculated excluding nonvested stock awards. The Company computes diluted EPS by dividing net income (loss), after adjusting for the impact of nonvested stock awards deemed to be participating securities, by the weighted-average number of common shares outstanding, calculated excluding nonvested stock awards, giving effect to common stock options and warrants, if they are dilutive.  See Note 9, Earnings Per Share for EPS computations.

Recent Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements that could potentially impact the Company’s consolidated financial statements:

Accounting Standard	Description	Required Date of Adoption	Anticipated Effect on the Financial Statements
ASU 2017-09 Compensation - Stock Compensation (Topic 718); Scope of Modification Accounting

On May 10, 2017, the FASB issued ASU 2017-09, which amends the scope of modification accounting for share-based payment arrangements. The ASU provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718, (Compensation - Stock Compensation). Specifically, an entity would not apply modification accounting if the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification.

Effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017.
Early adoption is permitted, including adoption in any interim period.

Not expected to have a significant impact on the consolidated financial statements.

ASU 2017-05 Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20) Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets

On February 22, 2017, the FASB issued ASU 2017-05, which clarifies the scope of the Board’s recently established guidance on nonfinancial asset derecognition (ASC 610-20) as well as the accounting for partial sales of nonfinancial assets. The ASU conforms the derecognition guidance on nonfinancial assets with the model for transactions in the new revenue standard (ASC 606, as amended).
The FASB issued the ASU in response to stockholder feedback indicating that (1) the meaning of the term “in-substance nonfinancial asset” is unclear because the Board’s new revenue standard does not define it and (2) the scope of the guidance on nonfinancial assets is confusing and complex and does not specify how a partial sales transaction should be accounted for or which model entities should apply.

January 1, 2018. The effective date of the new guidance aligns with the requirements in the new revenue standard. If the entity decides to early adopt the ASU’s guidance, it must also early adopt ASC 606-Revenue from Contracts with Customers (and vice versa).

Not expected to have a significant impact on the consolidated financial statements.
ASU 2017-01 Business Combinations (Topic 805) Clarifying the Definition of a Business

On January 5, 2017, the FASB issued ASU 2017-01 to clarify the definition of a business in ASC 805. The FASB issued the ASU in response to stockholder feedback that the definition of a business in ASC 805 is being applied too broadly. In addition, stakeholders said that analyzing transactions under the current definition is difficult and costly. Concerns about the definition of a business were among the primary issues raised in connection with the Financial Accounting Foundation’s post-implementation review report on FASB Statement No. 141(R), Business Combinations (codified in ASC 805). The amendments in the ASU are intended to make application of the guidance more consistent and cost-efficient. Real estate is less likely to be a “business” which will lead to more capitalization of transaction costs-vs-expensing.

		January 1, 2018 (early adoption permitted).	Not expected to have a significant impact on the consolidated financial statements.

Accounting Standard	Description	Required Date of Adoption	Anticipated Effect on the Financial Statements
ASU 2016-15 Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) (a consensus of the Emerging Issues Task Force)

On August 26, 2016, the FASB issued ASU 2016-15, which amends ASC 230, Statement of Cash Flows (“ASC 230), to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. ASC 230 lacks consistent principles for evaluating the classification of cash payments and receipts in the statement of cash flows. This has led to diversity in practice and, in certain circumstances, financial statement restatements. Consequently, the FASB issued ASU 2016-15 with the intent of reducing diversity in practice with respect to certain types of cash flows.

January 1, 2018 (early adoption is permitted). Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively if retrospective application would be impracticable.

Not expected to have a significant impact on the consolidated financial statements.
ASU 2016-02 Leases (Topic 842)	The amendments require lessees to recognize a right-of-use asset and a liability to make lease payments in the balance sheets for most leases. The accounting for lessors is largely unchanged.	January 1, 2019 (early adoption permitted).	Not expected to have a significant impact on the consolidated financial statements.
ASU 2016-01 Financial Instruments - Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities	The amendments address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments.	January 1, 2018 (early adoption permitted for a provision related to presentation of instrument-specific credit risk of liabilities accounted for under the fair value option).	Not expected to have a significant impact on the consolidated financial statements.

3. INVESTMENTS IN SECURITIES

The available-for-sale investments portfolio consisted of the following as of December 31, 2017 and December 31, 2016 (in thousands):

December 31, 2017

Asset Type	Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Fair Value
Fannie Mae Certificates
Fixed Rate	$7,117,481	$(20,470)	$23,067	$7,120,078
ARMs	273,660	(2,647)	1,101	272,114
Total Fannie Mae	7,391,141	(23,117)	24,168	7,392,192
Freddie Mac Certificates
Fixed Rate	3,968,358	(11,045)	10,142	3,967,455
ARMs	200,405	(1,028)	329	199,706
Total Freddie Mac	4,168,763	(12,073)	10,471	4,167,161
Ginnie Mae Certificates
Fixed Rate	1,602	(45)	—	1,557
ARMs	26,460	—	350	26,810
Total Ginnie Mae	28,062	(45)	350	28,367
Total Agency RMBS	11,587,966	(35,235)	34,989	11,587,720
U.S. Treasuries	1,047,965	(1,031)	—	1,046,934
Total	$12,635,931	$(36,266)	$34,989	$12,634,654

December 31, 2016

Fannie Mae Certificates
Fixed Rate	$9,505,262	$(81,783)	$36,622	$9,460,101
ARMs	301,029	(2,668)	1,571	299,932
Total Fannie Mae	9,806,291	(84,451)	38,193	9,760,033
Freddie Mac Certificates
Fixed Rate	2,799,604	(55,624)	7,659	2,751,639
ARMs	50,641	(514)	606	50,733
Total Freddie Mac	2,850,245	(56,138)	8,265	2,802,372
Ginnie Mae Certificates
Fixed Rate	1,856	(54)	—	1,802
ARMs	34,390	—	448	34,838
Total Ginnie Mae	36,246	(54)	448	36,640
Total Agency RMBS	12,692,782	(140,643)	46,906	12,599,045
U.S. Treasuries	49,952	(266)	—	49,686
Total	$12,742,734	$(140,909)	$46,906	$12,648,731

The following table presents the gross unrealized loss and fair values of the Company’s available-for-sale investments by length of time that such securities have been in a continuous unrealized loss position as of December 31, 2017 and December 31, 2016 (in thousands):

	Unrealized loss positions
	Less than 12 Months		Greater than 12 months		Total
As of	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
December 31, 2017	$7,925,876	$(36,170)	$24,896	$(96)	$7,950,772	$(36,266)
December 31, 2016	$9,264,265	(140,909)	—	—	9,264,265	(140,909)

The following table summarizes the Company’s available-for-sale investments as of December 31, 2017 and December 31, 2016, according to their estimated remaining weighted-average maturity classifications:

	December 31, 2017		December 31, 2016
	Fair Value	Amortized Cost	Fair Value	Amortized Cost
Less than one year	$24,896	$24,992	$—	$—
Greater than one year through five years	5,137,370	5,143,680	3,765,037	3,744,614
Greater than five years through ten years	7,472,388	7,467,259	8,864,309	8,978,537
Greater than ten years	—	—	19,385	19,583
Total	$12,634,654	$12,635,931	12,648,731	12,742,734

The following table is a summary of the net gain (loss) from the sale of available-for-sale investments for the year ended December 31, 2017 and 2016 (in thousands):

	For the year ended December 31,
	2017	2016
Available-for-sale investments, at cost	$13,238,876	$14,455,602
Proceeds from sale of available-for-sale investments	13,124,139	14,475,065
Net realized gain (loss) on sale of available-for-sale investments	(114,737)	19,463

Gross gain on sale of available-for-sale investments	17,986	77,142
Gross (loss) on sale of available-for-sale investments	(132,723)	(57,679)
Net realized gain (loss) on sale of available-for-sale investments	$(114,737)	$19,463

The components of the carrying value of available-for-sale investments at December 31, 2017 and December 31, 2016 are presented below.  The premium purchase price is generally due to the average coupon interest rates on these investments being higher than prevailing market rates and, conversely, the discount purchase price is generally due to the average coupon interest rates on these investments being lower than prevailing market rates.

(in thousands)	December 31, 2017	December 31, 2016
Principal balance	$12,275,352	$12,285,204
Unamortized premium	362,676	458,709
Unamortized discount	(2,097)	(1,179)
Gross unrealized gains	34,989	46,906
Gross unrealized losses	(36,266)	(140,909)
Fair value	$12,634,654	$12,648,731

As of December 31, 2017, the weighted-average coupon interest rate on the Company’s Agency RMBS and U.S. Treasuries was 3.52% and 1.85%, respectively.  As of December 31, 2016, the weighted-average coupon interest rate on the Company’s Agency RMBS and U.S. Treasuries was 3.37% and 0.63%, respectively.  Actual maturities of Agency RMBS are generally shorter than their stated contractual maturities (which range up to 30 years), as they are affected by the contractual lives of the underlying mortgages, periodic payments and prepayments of principal.  As of December 31, 2017, the range of final contractual maturities of the Company’s Agency RMBS portfolio was between 2024 and 2048.  As of December 31, 2016, the range of final contractual maturities of the Company’s Agency RMBS portfolio was between 2024 and 2047.  As of December 31, 2017, the weighted-average contractual maturities of the Company’s Agency RMBS portfolio and U.S. Treasuries was 2042 and 2020, respectively.  As of December 31, 2016, the weighted-average contractual maturities of our Agency RMBS portfolio and U.S. Treasuries was 2040 and 2018, respectively.

Credit Risk

The Company believes it has minimal exposure to credit losses on its Debt Securities at December 31, 2017 and December 31, 2016.  Principal and interest payments on Agency RMBS are guaranteed by Freddie Mac and Fannie Mae, while principal and interest payments on Ginnie Mae RMBS and U.S. Treasuries are backed by the full faith and credit of the U.S. government. Since September 2008, both Freddie Mac and Fannie Mae have operated in the conservatorship of the U.S. government.  As of December 31, 2017, S&P maintained its AA+ rating for the U.S. government, while Fitch and Moody’s rated the U.S. government AAA and Aaa, respectively.  Since Fannie Mae and Freddie Mac are in U.S. government conservatorship, the implied credit ratings of Agency RMBS are similarly rated.

4. DERIVATIVE INSTRUMENTS

The Company enters into swaps (cancellable and non-cancellable), swaptions and caps as part of its efforts to manage its interest rate exposure. The Company had the following activity in interest rate swap, swaption and cap transactions during the years ended December 31, 2017 and 2016 (in thousands):

Year Ended December 31, 2017
Trade Date	Transaction	Notional
April 2017	Terminated	$(500,000)
April 2017	Opened	500,000
May 2017	Terminated	(500,000)
May 2017	Opened	500,000
June 2017	Opened	100,000
August 2017	Opened	425,000
August 2017	Terminated	(500,000)
September 2017	Opened	500,000
September 2017	Terminated	(500,000)
November 2017 (1)	Opened	500,000
December 2017	Terminated	(500,000)
December 2017	Opened	1,000,000
Net Increase		$1,025,000

Year Ended December 31, 2016
Trade Date	Transaction	Notional
January 2016	Terminated	$(500,000)
May 2016	Terminated	(2,200,000)
May 2016	Opened	1,700,000
September 2016	Terminated	(500,000)
Net Decrease		$(1,500,000)

(1)                                 Represents a swaption with a notional of $500 million, a pay rate of 2.16% and an expiration date of December 18, 2017. The company exercised the underlying option by entering into a swap with a notional of $500 million, a pay rate of 2.16% and maturity date of December 20, 2022.

As of December 31, 2017 and December 31, 2016, the Company pledged Debt Securities with a fair value of $76.5 million and $79.0 million, respectively, on its derivative instruments.  As of December 31, 2017, the Company had no cash pledged as collateral on derivative instruments. As of December 31, 2016 the Company had pledged cash of $0.6 million on derivative instruments.  As of December 31, 2017, the Company had Debt Securities of $9.6 million and cash of $139.6 million pledged to it as collateral for its derivative instruments.  As of December 31, 2016, the Company had Agency RMBS and U.S. Treasuries of $33.0 million and cash of $90.8 million pledged to it as collateral for its derivative instruments.  The table below summarizes fair value information about our derivative and other hedging instrument assets and liabilities as of December 31, 2017 and December 31, 2016 (in thousands):

Derivative and Other Hedging Instruments -		December 31, 2017		December 31, 2016
Assets	Consolidated Balance Sheets	Notional	Fair Value	Notional	Fair Value
Interest Rate Swaps	Derivative assets, at fair value	$7,475,000	$120,154	$6,450,000	$80,608
Interest Rate Caps	Derivative assets, at fair value	2,500,000	39,466	2,500,000	42,532
TBA Derivatives	Derivative assets, at fair value	25,000	9	2,417,000	19,416
Total derivative assets at fair value		$10,000,000	$159,629	$11,367,000	$142,556

Derivative and Other Hedging Instruments - Liabilities	Consolidated Balance Sheets	Notional	Fair Value	Notional	Fair Value
Interest Rate Swaps	Derivative liabilities, at fair value	$—	$—	$—	$—
Interest Rate Caps	Derivative liabilities, at fair value	—	—	—	—
TBA Derivatives	Derivative liabilities, at fair value	425,000	(152)	1,870,000	(6,051)
Total derivative liabilities at fair value		$425,000	$(152)	$1,870,000	$(6,051)

The average notional value of the Company’s TBA Derivatives was $1.5 billion and $2.5 billion during the year ended December 31, 2017 and 2016, respectively. The average notional value of the Company’s swaps and caps during the year ended December 31, 2017 and 2016 was $9.1 billion and $9.5 billion, respectively.

The following table presents information about the net realized and unrealized gain and loss on swaps, swaptions, caps and TBA Derivatives for the years ended December 31, 2017, 2016 and 2015 on the Company’s swaps, swaptions, caps and TBA Derivatives (in thousands):

		Gain (Loss) on Derivatives
Derivative	Location of Gain (Loss) on	Years Ended December 31,
Instrument Type	Derivative Instruments	2017	2016	2015
Interest rate swaps, swaptions and caps	Interest rate hedge expense, net	$(29,550)	$(55,798)	$(100,110)
Interest rate swaps, caps and TBA Derivatives	Net realized and unrealized gain (loss) on derivative instruments	57,750	(11,483)	(54,932)
Interest rate swaps, caps and TBA Derivatives	Net gain (loss) on derivative instruments	$28,200	$(67,281)	$(155,042)

The swap and cap notional was $10.0 billion at December 31, 2017 compared to $9.0 billion at December 31, 2016, and respectively 98.9% and 92.3% of our repo borrowings at December 31, 2017 and December 31, 2016.

Refer to Note 6, Pledged Assets, for details regarding assets pledged under derivative contracts.

5. REPURCHASE AGREEMENTS AND FHLBC ADVANCES

The Company leverages its Debt Securities portfolio primarily through repo borrowings and TBA dollar roll transactions.  Each of the Company’s repo borrowings bears interest at a rate based on a spread above or below the London Interbank Offered Rate (“LIBOR”). While repo borrowings have historically been the Company’s principal source of borrowings, the Company may issue long-term debt (i.e., debt with an initial term greater than one year) to diversify credit sources and to manage interest rate and duration risk.

Certain information with respect to the Company’s repo borrowings outstanding principal at the balance sheet dates is summarized in the table below.

(in thousands)	December 31, 2017	December 31, 2016
Outstanding repurchase agreements	$10,089,917	$9,691,544
Interest accrued thereon	$30,108	$16,170
Weighted-average borrowing rate	1.42%	0.89%
Weighted-average remaining maturity (in days)	50.6	53.3
Fair value of pledged collateral(1)	$10,565,269	$10,198,641

(1)                                 Collateral for repo borrowings consists of Agency RMBS and U.S. Treasuries.

The following table presents the remaining contractual maturity of repo borrowings by collateral type as of December 31, 2017 and December 31, 2016 (in thousands):

December 31, 2017

	Remaining contractual maturity
	Overnight	Up to 30 days	30-90 days	Greater than 90 days	Total
Agency RMBS	$272,434	$3,763,712	$2,549,717	$2,482,742	$9,068,605
U.S. Treasuries	—	1,021,312	—	—	1,021,312
Total	$272,434	$4,785,024	$2,549,717	$2,482,742	$10,089,917

December 31, 2016

Agency RMBS	$—	$4,113,286	$3,694,937	$1,883,321	$9,691,544
U.S. Treasuries	—	—	—	—	—
Total	$—	$4,113,286	$3,694,937	$1,883,321	$9,691,544

At December 31, 2017 and December 31, 2016, our amount at risk with any individual counterparty related to our repo borrowings was less than 2.3% and 2.6% of stockholders’ equity. The amount at risk is defined as the excess of the fair value of the securities, including accrued interest and cash, pledged to secure the repurchase agreement, over the amount of the repurchase agreement liability, adjusted for accrued interest.

Prior to the issuance of the Final Rule, pursuant to the FHLBC terms and conditions of membership and applicable credit policies, CYS Insurance was able to obtain FHLBC Advances, secured by eligible collateral, including, but not limited to, residential mortgage-backed securities. As a direct result of the Final Rule, all FHLBC Advances were required to be repaid on or before February 19, 2017.  The Company repaid all of its remaining FHLBC Advances prior to September 30, 2016.

6. PLEDGED ASSETS

Our repurchase agreements and derivative contracts require us to fully collateralize our obligations under the agreements based upon our counterparties’ collateral requirements and their determination of the fair value of the securities pledged as collateral, which fluctuates with changes in interest rates, credit quality and liquidity conditions within the investment banking, mortgage finance and real estate industries.  In addition, obligations under our derivative agreements will typically vary over time based on similar factors as well as the remaining term of the derivative contract.  Refer to Note 4, Derivative Instruments, for more details related to the Company’s derivative instruments.

Our repurchase agreement and derivative counterparties also apply a “haircut” to our pledged collateral which limits the amount we can borrow against our securities.  This haircut reflects the underlying risk of the specific collateral and protects the counterparty against a change in its value.  Our agreements do not specify the haircut; rather, haircuts are determined on an individual transaction basis, and typically are between 0% and 7% of the amount borrowed.

Consequently, the use of repurchase agreements and derivative instruments exposes us to credit risk relating to potential losses that could be recognized in the event that our counterparties fail to perform their obligations under such agreements.  We minimize this risk by limiting our repurchase agreement and derivative counterparties to major financial institutions with acceptable credit ratings, or to a registered clearinghouse, and we closely monitor our positions with individual counterparties.  In the event of a default by a counterparty, we may have difficulty obtaining our assets pledged as collateral to such counterparty and may not receive payments provided for under the terms of our derivative agreements.  In the case of centrally cleared instruments, we could be exposed to credit risk if the central clearing agency or a clearing member defaults on its respective obligation to perform under the contract.  However, we believe that this risk is minimal due to the clearing exchange initial and daily mark-to-market margin requirements, clearinghouse guarantee funds, and other resources that are available in the event of a clearing member default.

Further, each of our International Standard Derivative Association (“ISDA”) agreements contains a cross default provision under which a default under certain of our other indebtedness in excess of a certain threshold causes an event of default under the ISDA agreements.  Threshold amounts vary by lender.  Following an event of default, we could be required to settle our obligations under the agreements.  Additionally, under certain of our ISDA master agreements, we could be required to settle our obligations under the agreements if we fail to maintain certain minimum stockholders’ equity thresholds or our REIT status or if we fail to comply with limits on our leverage above certain specified levels.  As of December 31, 2017, the fair value of additional collateral that could be required to be posted as a result of the credit-risk-related contingent features being triggered was not material to our consolidated financial statements.  As of December 31, 2017, our amount at risk with any counterparty related to our repurchase agreements was less than 2.3% of our stockholders’ equity, and our amount at risk with any counterparty related to our interest rate swap and cap contracts, excluding centrally cleared swaps, was less than 0.2% of our stockholders’ equity. At December 31, 2016, our amount at risk related to our repurchase agreements was less than 2.6% of stockholders’ equity, and our amount at risk with any counterparty related to our interest rate swap and cap contracts, excluding centrally cleared swaps, was less than 0.2% of our stockholders’ equity.

Our collateral is generally valued on the basis of prices provided by recognized bond market sources agreed to by the parties.  Inputs to the models used by pricing sources may include, but are not necessarily limited to, reported trades, executable bid and asked prices, broker quotations, prices or yields of securities with similar characteristics, benchmark curves or information pertaining to the issuer, as well as industry and economic events.  Our master repurchase agreements contain mostly standard provisions for the valuation of collateral.  These agreements typically provide that both the repurchase seller (the borrower) and the repurchase buyer (the lender) value the collateral on a daily basis.  Each party uses a price that it obtains from generally recognized pricing sources, or the most recent closing bid quotation from such a source.  If the buyer, or the seller, as the case may be, determines that additional collateral is required, it may call for the delivery of such collateral.  Under certain of our repurchase agreements, in limited circumstances, such as when a pricing source is not available, our lenders have the right to determine the value of the collateral we have provided to secure our repo borrowings.  In instances where we have agreed to permit our lenders to make a determination of the value of such collateral, such lenders are expected to act reasonably and in good faith in making such valuation determinations.

Assets Pledged to Counterparties

The following tables summarize assets pledged as collateral under repo borrowings and derivative instruments by type, including assets pledged to the Company that were repledged to other counterparties and securities pledged related to securities purchased or sold but not yet settled, as of December 31, 2017 and December 31, 2016 (in thousands):

December 31, 2017

Asset Type	Repurchase Agreements	Derivative Instruments*	Forward Settling Trades (TBAs)	Total
Agency RMBS - fair value	$9,542,186	$44,490	$1,928	$9,588,604
U.S. Treasuries - fair value	1,023,083	31,968	—	1,055,051
Accrued interest on pledged securities	27,693	165	5	27,863
Cash	—	—	—	—
Total	$10,592,962	$76,623	$1,933	$10,671,518

December 31, 2016

Asset Type	Repurchase Agreements	Derivative Instruments*	Forward Settling Trades (TBAs)	Total
Agency RMBS - fair value	$10,197,244	$33,311	$2,610	$10,233,165
U.S. Treasuries - fair value	1,398	45,730	—	47,128
Accrued interest on pledged securities	27,730	87	7	27,824
Cash	—	600	—	600
Total	$10,226,372	$79,728	$2,617	$10,308,717

*  Includes amounts related to TBA Derivatives.

Assets Pledged from Counterparties

As the estimated fair value of our investment securities pledged as collateral increases due to changes in interest rates or other factors, we may require counterparties to return collateral to us, which may be in the form of identical securities, similar securities, or cash.  As of December 31, 2017 and December 31, 2016, we also had assets pledged to us as collateral under our repurchase agreements, derivative instruments and forward settling trades summarized in the tables below (in thousands):

December 31, 2017

Assets Pledged to CYS	Repurchase Agreements	Derivative Instruments	Forward Settling Trades (TBAs) (1)	Total
Agency RMBS - fair value	$—	$—	$—	$—
U.S. Treasuries - fair value	—	9,646	—	9,646
Accrued interest on pledged securities	—	60	—	60
Cash	—	139,614	—	139,614
Total	$—	$149,320	$—	$149,320

December 31, 2016

Assets Pledged to CYS	Repurchase Agreements and FHLBC Advances	Derivative Instruments	Forward Settling Trades (TBAs) (1)	Total
Agency RMBS - fair value	$—	$3,016	$1,293	$4,309
U.S. Treasuries - fair value	—	29,937	—	29,937
Accrued interest on pledged securities	—	1,788	4	1,792
Cash	—	90,779	724	91,503
Total	$—	$125,520	$2,021	$127,541

(1)                                 Excludes forward settling transactions classified as TBA Derivatives which are included in derivative instruments effective January 1, 2016.

Cash collateral received is not restricted as to use and is recognized in “Cash and cash equivalents” with a corresponding amount recognized in “Payable for cash received as collateral” in the accompanying Consolidated Balance Sheets.

The Company’s Master Repurchase Agreements (“MRAs”), Master Securities Forward Transaction Agreements (“MSFTAs”) and ISDAs, together with MRAs, the “Master Agreements”) generally provide (unless specified otherwise) that the Company may sell, pledge, rehypothecate, assign, invest, use, commingle, dispose of, or otherwise use in its business any posted collateral it holds, free from any claim or right of any nature whatsoever of the counterparty.  MSFTAs govern the considerations and factors surrounding the settlement of certain forward settling transactions, TBAs and secured borrowing transactions by and between the Company and our counterparties. As of December 31, 2017, $9.6 million of assets were pledged to the Company under the Master Agreements, of which $8.1 million were pledged by the Company to other counterparties at December 31, 2017.  As of December 31, 2016, $34.2 million of assets were pledged to the Company under the Master Agreements, of which $2.7 million were pledged by the Company to other counterparties. Since title to these assets remain with the counterparty under the Master Agreements, none of these assets are reflected in the accompanying Consolidated Balance Sheets.

Offsetting Assets and Liabilities

Certain of our repo borrowings and derivative transactions are governed by underlying agreements that generally provide for a right of offset under Master Netting Agreements (“MNAs”) (or similar agreements), including in the event of default or in the event of bankruptcy of either party to the transactions.  Under GAAP, if the Company has a contractual right of offset, the Company may offset the related asset and liability and report the net amount in the accompanying Consolidated Balance Sheets.  However, the Company reports amounts subject to its MRAs and ISDAs in the accompanying Consolidated Balance Sheets on a gross basis without regard for such rights of offset.

At December 31, 2017 and December 31, 2016, the Company’s derivative assets and liabilities (by type) are as follows (in thousands):

December 31, 2017	Assets	Liabilities
Interest rate swap contracts	$120,154	$—
Interest rate cap contracts	39,466	—
TBA derivatives	9	152
Total derivative assets and liabilities	159,629	152
Derivatives not subject to a Master Netting Agreement	119,230	—
Total assets and liabilities subject to a Master Netting Agreement	$40,399	$152

December 31, 2016	Assets	Liabilities
Interest rate swap contracts	$80,608	$—
Interest rate cap contracts	42,532	—
TBA derivatives	19,416	6,051
Total derivative assets and liabilities	142,556	6,051
Derivatives not subject to a Master Netting Agreement	75,033	—
Total assets and liabilities subject to a Master Netting Agreement	$67,523	$6,051

Below is a summary of the Company’s assets subject to offsetting provisions (in thousands):

			Gross Amounts Not Offset in the Consolidated Balance Sheet
As of	Description	Amounts of Assets Presented in the Consolidated Balance Sheets	Instruments Available for Offset	Collateral Received(1)	Net Amount(2)
December 31, 2017	Derivative assets	$40,399	$—	$38,568	$1,831
December 31, 2016	Derivative assets	67,523	3,145	49,801	14,577

(1)         Collateral consists of Agency RMBS, U.S. Treasuries and Cash and cash equivalents.  Excess collateral received is not shown for financial reporting purposes.

(2)         Net amount represents the amount receivable (in the case of assets) and payable (in the case of liabilities) to the counterparty in the event of default.

Below is a summary of the Company’s liabilities subject to offsetting provisions (in thousands):

			Gross Amounts Not Offset in the Consolidated Balance Sheet
As of	Description	Amounts of Liabilities Presented in the Consolidated Balance Sheet	Instruments Available for Offset	Collateral Pledged(1)	Net Amount(2)
December 31, 2017	Derivative liabilities	$152	$—	$152	$—
December 31, 2017	Repurchase agreements	10,089,917	—	10,089,917	—
December 31, 2016	Derivative liabilities	6,051	3,145	2,906	—
December 31, 2016	Repurchase agreements	9,691,544	—	9,691,544	—

(1)         Collateral consists of Agency RMBS, U.S. Treasuries and Cash and cash equivalents.  Excess collateral pledged is not shown for financial reporting purposes.

(2)         Net amount represents the amount receivable from (in the case of assets) and payable to (in the case of liabilities) the counterparty in the event of default.

7. FAIR VALUE MEASUREMENTS

The Company’s valuation techniques are based on observable and unobservable inputs. ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring financial instruments. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument, and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination, as follows:

Level 1: Generally includes only unadjusted quoted prices that are available in active markets for identical financial instruments as of the reporting date.

Level 2: Pricing inputs include quoted prices in active markets for similar instruments, quoted prices in less active or inactive markets for identical or similar instruments where multiple price quotes can be obtained, and other observable inputs, such as interest rates and yield curves.

Level 3: Pricing inputs are unobservable for the financial instruments and include situations where there is little, if any, market activity for the financial instrument. These inputs require significant judgment or estimation by management when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2.

The estimated value of each asset reported at fair value using Level 3 inputs is approved by an internal committee composed of members of senior management, including our Chief Executive Officer, Chief Financial Officer, and other senior officers.

Agency RMBS, and U.S. Treasuries are generally valued based on prices provided by third party services, as derived from such services’ pricing models.  Inputs to the models may include, but are not limited to, reported trades, executable bid and asked prices, broker quotations, prices or yields of securities with similar characteristics, prepayment rates, benchmark curves or information pertaining to the issuer, as well as industry and economic events.  The pricing services may also use a matrix approach, which considers information regarding securities with similar characteristics to determine the valuation for a security.

All valuations we receive from third-party pricing services or broker quotes are non-binding.  The pricing committee reviews all prices.  To date, the Company has not adjusted any of the prices received from third party pricing services or brokers.  Our pricing review includes comparisons of similar market transactions, alternative third party pricing services and broker quotes, or comparisons to a pricing model.  To ensure proper classification within the fair value hierarchy in ASC 820, the Company reviews the third party pricing services’ methodologies periodically to understand whether observable or unobservable inputs are being used.

We generally value swaps, swaptions and caps using prices provided by broker quotations.  Such broker quotations are based on the present value of fixed and projected floating rate cash flows over the term of the swap contract.  Future cash flows are discounted to present value using swap rates provided by electronic data services or by brokers.

Excluded from the tables below are short-term financial instruments carried in our consolidated financial statements at cost basis, which is deemed to approximate fair value, due primarily to the short duration of these instruments, including cash and cash equivalents, receivables, payables, repo borrowings and FHLBC Advances with initial terms of one year or less.

“Other investments” is comprised of our investment in FHLBC stock and our net investment in a real estate asset at fair value, inclusive of the corresponding $3.7 million and $3.8 million of mortgage debt at December 31, 2017 and December 31, 2016, respectively. Investment in real estate is considered to be a Level 3 asset to which we periodically apply valuation techniques and/or impairment analysis.

The following tables summarize the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2017 and December 31, 2016 (in thousands):

December 31, 2017

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Assets
Agency RMBS	$—	$11,587,720	$—	$11,587,720
U.S. Treasuries	1,046,934	—	—	1,046,934
Derivative assets	—	159,629	—	159,629
Other investments	—	—	9,763	9,763
Total	$1,046,934	$11,747,349	$9,763	$12,804,046
Liabilities
Derivative liabilities	—	152	—	152
	$—	$152	$—	$152

December 31, 2016

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Assets
Agency RMBS	$—	$12,599,045	$—	$12,599,045
U.S. Treasuries	49,686	—	—	49,686
Derivative assets	—	142,556	—	142,556
Other investments	—	—	8,025	8,025
Total	$49,686	$12,741,601	$8,025	$12,799,312
Liabilities
Derivative liabilities	—	6,051	—	6,051
	$—	$6,051	$—	$6,051

The table below presents a reconciliation of changes in other investments classified as Level 3 in the Company’s consolidated financial statements for the years ended December 31, 2017 and 2016:

Level 3 Fair Value Reconciliation

	Years Ended December 31,
(In thousands)	2017	2016
Other investments
Beginning balance Level 3 assets	$8,025	$8,025
Cash payments recorded as a reduction of cost basis	—	—
Change in net unrealized gain (loss)	1,738	—
Gross purchases	—	—
Gross sales	—	—
Net gain (loss) on sales	—	—
Transfers into (out of) Level 3	—	—
Ending balance Level 3 assets	$9,763	$8,025

The fair value of our net investment in a real estate asset is primarily derived internally, and is based on inputs observed from sales transactions of similar assets.  We also rely on available industry information about capitalization rates and expected trends in rents and occupancy in determining estimates of the fair value of real estate.  The significant unobservable input used in the fair value measurement of our net investment in real estate is the capitalization rate, which the Company estimated to be between 4.2% and 4.9% at December 31, 2017 and December 31, 2016.

8. STOCKHOLDERS’ EQUITY

The Company has authorized 500,000,000 shares of common stock having a par value of $0.01 per share.  As of December 31, 2017 and 2016, the Company had issued and outstanding 155,010,011 and 151,434,917 shares of common stock, respectively.

The Company has authorized 50,000,000 shares of preferred stock having a par value of $0.01 per share.  As of December 31, 2017 and 2016, 3,000,000 shares of 7.75% Series A Cumulative Redeemable Preferred Stock ($25.00 liquidation preference) were issued and outstanding.  As of December 31, 2017 and 2016, 8,000,000 shares of 7.50% Series B Cumulative Redeemable Preferred Stock ($25.00 liquidation preference) were issued and outstanding.  The Series A Preferred Stock and Series B Preferred Stock will not be redeemable before August 3, 2017 and April 30, 2018, respectively, except under circumstances where it is necessary to preserve the Company’s qualification as a REIT, for federal income tax purposes or the occurrence of a change of control.  Under certain circumstances upon a change of control, our Series A and Series B Preferred Stock are convertible to shares of our common stock.  On or after August 3, 2017 and April 30, 2018, respectively, the Company may, at its option, redeem any or all of the shares of the Series A Preferred Stock and Series B Preferred Stock, respectively, at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the respective redemption date.  The Series A Preferred Stock and Series B Preferred Stock have no stated maturity, and are not subject to any sinking fund or mandatory redemption.

The Company’s common stock transactions during the years ended December 31, 2017 and 2016 are as follows (in thousands):

	2017		2016
Common stock	Shares	Amount	Shares	Amount
Common shares sold in public offerings or issued as restricted common stock	3,620	$27,786	398	$6
Shares repurchased or canceled	(45)	(347)	(703)	(5,516)
Net increase (decrease)	3,575	$27,439	(305)	$(5,510)

Dividend Reinvestment and Direct Stock Purchase Plan (“DRSPP”)

On September 15, 2017, the Company renewed its Dividend Reinvestment and Direct Stock Purchase Plan (“DRSPP”), whereby stockholders may reinvest cash dividends and purchase up to 10,000,000 shares of our common stock. Stockholders may also make optional cash purchases of shares of common stock subject to certain limitations detailed in the respective plan prospectus. For the year ended December 31, 2017 the Company issued 294,650 shares at an average sales price of $8.77 per share for net proceeds of approximately $2.6 million, after deducting placement fees and expenses. For the year ended December 31, 2016 the Company issued 797 shares at an average sales price of $7.66 per share, raising net proceeds of approximately $6 thousand, after deducting placement fees and expenses.  As of December 31, 2017 and 2016, there were approximately 9.7 million and 4.1 million shares, respectively, available for issuance under the DRSPP.

Restricted Common Stock Awards

Refer to Note 10, Share-based Compensation, for a summary of restricted common stock granted to certain of the Company’s directors, officers and employees for the years ended December 31, 2017, 2016 and 2015.

Equity Placement Program (“EPP”)

Effective May 15, 2014, the Company terminated the Equity Distribution Agreement by and between the Company and JMP Securities LLC (“JMP”), dated as of June 7, 2011 (the “JMP Agreement”), in connection with the expiration of the Company’s prior shelf registration statement on Form S-3.  Under the JMP Agreement, the Company could offer and sell, from time to time, up to 15.0 million shares of the Company’s common stock through an “at the market” offering program with JMP.

On August 4, 2017, the Company entered into an equity distribution agreement (the “Equity Distribution Agreement”) with JMP Securities LLC whereby the Company may, from time to time, publicly offer and sell up to 20,000,000 shares of the Company’s common stock through at-the-market transactions and/or privately negotiated transactions. For the year ended December 31, 2017, the Company issued 2,951,491 shares under the Equity Distribution Agreement at an average sales price of $8.76 per share raising approximately $25.5 million of net proceeds after deducting the placement fees and expenses. As of December 31, 2017, 17,048,509 shares of common stock remained available for issuance to be sold under the Equity Distribution Agreement.

Share Repurchase Program

On November 15, 2012, the Company announced that its Board of Directors authorized the repurchase of shares of the Company’s common stock having an aggregate value of up to $250 million.  Pursuant to this program, through July 20, 2014, the Company repurchased approximately $115.7 million in aggregate value of its shares of common stock on the open market.  On July 21, 2014, the Company announced that its Board of Directors authorized the repurchase of shares of the Company’s common stock having an aggregate value of up to $250 million, which included approximately $134.3 million available for repurchase under the November 2012 authorization.  Subsequently, during 2014 we repurchased 172,549 shares at a weighted-average purchase price of $8.88 per share, for an aggregate purchase price of approximately $1.5 million. For the year ended December 31, 2015, the Company repurchased 10,559,493 shares at a weighted-average purchase price of $8.28 per share for an aggregate purchase price of approximately $87.7 million.

For the year ended December 31, 2016, the Company repurchased 673,166 shares with a weighted-average purchase price of $7.85 per share for an aggregate of approximately $5.3 million. Accordingly, the Company was authorized to repurchase shares of its common stock approximating $155.5 million as of December 31, 2016.

For the year ended December 31, 2017, we did not repurchase any shares of the Company’s common stock. Accordingly, the Company was authorized to repurchase shares of its common stock approximating $155.5 million as of December 31, 2017.

9. EARNINGS PER SHARE

Components of the computation of basic and diluted earnings per share (“EPS”) under the two-class method were as follows (in thousands, except per share numbers):

	Years Ended December 31,
	2017	2016	2015
Net income (loss)	$181,261	$16,391	$(4,765)
Less dividends on preferred shares	(20,812)	(20,812)	(20,813)
Net income (loss) available to common stockholders	160,449	(4,421)	(25,578)
Less dividends paid:
Common shares	(152,432)	(151,918)	(169,896)
Nonvested shares	(927)	(1,042)	(1,157)
Undistributed earnings (loss)	$7,090	$(157,381)	$(196,631)
Basic weighted-average shares outstanding:
Common shares	151,757	150,494	155,659
Basic earnings (loss) per common share:
Distributed earnings	$1.00	$1.01	$1.09
Undistributed earnings	0.05	(1.05)	(1.26)
Basic earnings (loss) per common share	$1.05	$(0.04)	$(0.17)
Diluted weighted-average shares outstanding:
Common shares	151,757	150,494	155,659
Net effect of dilutive warrants (1)	—	—	—
	151,757	150,494	155,659
Diluted earnings (loss) per common share:
Distributed earnings	$1.00	$1.01	$1.09
Undistributed earnings	0.05	(1.05)	(1.26)
Diluted earnings (loss) per common share	$1.05	$(0.04)	$(0.17)

(1)                                 For the years ended December 31, 2017, 2016 and 2015, the Company had an aggregate of zero, zero and 131,088 stock options outstanding, respectively, with a weighted-average exercise price of $30.00 that were not included in the calculation of EPS as they were out of the money.

10. SHARE-BASED COMPENSATION

The Company adopted Incentive Compensation Plans in 2017 (“2017 Plan”), 2016 (“2016 Plan”) and 2015 (“2015 Plan”) (collectively, the “Bonus Plans”).  Pursuant to the Bonus Plans the Company pays discretionary bonus awards (“Bonus Awards”) to eligible employees. The amount of each employee’s Bonus Award is calculated at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) after consideration of the Company’s performance and the employee’s bonus target and performance for the applicable fiscal year. The Compensation Committee has discretion to determine the total amount to be awarded, and, subject to certain restrictions under the Bonus Plans, it also has discretion to determine the portion of each award that will be paid in cash versus shares of restricted common stock of the Company.

On May 10, 2013, the Company’s stockholders approved the 2013 Equity Incentive Plan (the “Equity Incentive Plan”) that provides for the grant of non-qualified common stock options, stock appreciation rights, restricted common stock and other share-based awards. As of December 31, 2017, the Company has only granted restricted common stock pursuant to the Equity Inventive Plan.  The Compensation Committee administers the Equity Incentive Plan. Awards under the Equity Incentive Plan may be granted to the Company’s directors, executive officers and employees and other service providers. The Equity Incentive Plan authorizes a total of 8,500,000 shares that may be used to satisfy awards under the plan.  As of December 31, 2017 and 2016, the remaining shares to be granted under the Equity Incentive Plan were 6,861,426 and 7,208,995, respectively.

Effective January 1, 2014, all restricted common stock granted to non-employee directors vests at the end of the quarter in which it is granted.

For the year ended December 31, 2017, the Compensation Committee elected to award the Company’s employees an aggregate approximate $6.8 million in Bonus Awards under the 2017 Plan. Approximately $4.0 million of this amount was accrued as of December 31, 2017. The remaining $2.8 million will be paid in shares of restricted common stock to be granted in 2018, with $2.6 million and $0.2 million vesting over a five-year and three-year period, respectively.

For the year ended December 31, 2016, the Compensation Committee elected to award the Company’s employees an aggregate of $5.7 million in Bonus Awards under the 2016 Plan. Approximately $3.4 million of the aggregate Bonus Award amount was accrued during the fiscal year ended December 31, 2016. The remaining $2.3 million was paid in shares of restricted common stock granted in 2017, with $2.1 million and $0.2 million vesting over a five-year and three-year period, respectively.

For the year ended December 31, 2015, the Compensation Committee elected to award the Company’s employees an aggregate of $4.7 million in Bonus Awards under the 2015 Plan. Approximately $2.7 million of the aggregate Bonus Award amount was accrued during the fiscal year ended December 31, 2015. The remaining $2.0 million was paid in shares of restricted common stock granted in 2016, with $1.7 million and $0.3 million vesting over a five-year and three-year period, respectively.

The following table summarizes restricted common stock transactions for the years ended December 31, 2017, 2016 and 2015:

Years ended December 31, 2015, 2016 and 2017	Officers and Employees(1)	Directors	Total
Nonvested Restricted Common Stock as of December 31, 2014	820,799	19,302	840,101
Granted (Weighted-average grant date fair value $8.66)	417,415	86,081	503,496
Canceled/Forfeited	(21,800)	—	(21,800)
Vested	(240,685)	(82,623)	(323,308)
Nonvested Restricted Common Stock as of December 31, 2015	975,729	22,760	998,489
Granted (Weighted-average grant date fair value $7.64)	312,853	84,600	397,453
Canceled/Forfeited	—	—	—
Vested	(292,908)	(87,936)	(380,844)
Nonvested Restricted Common Stock as of December 31, 2016	995,674	19,424	1,015,098
Granted (Weighted-average grant date fair value $7.88)	295,508	77,966	373,474
Canceled/Forfeited	—	—	—
Vested	(383,278)	(80,261)	(463,539)
Nonvested Restricted Common Stock as of December 31, 2017	907,904	17,129	925,033

(1)         Include grants to the Company’s executive officers and certain officers and employees of its external manager prior to September 1, 2011.

Unrecognized compensation cost related to non-vested restricted common stock granted as of December 31, 2017 and 2016 was $5.1 million and $6.2 million, respectively, assuming no forfeitures.  The total fair value of restricted common stock awards vested during the years ended December 31, 2017, 2016 and 2015 were $3.6 million, $2.9 million and $2.7 million, respectively, based upon the fair market value of the Company’s common stock on the grant date.

There were no common stock options granted during the years ended December 31, 2017, 2016 and 2015. As of December 31, 2017 and December 31, 2016 there were no common stock options outstanding. As of December 31, 2015 there were 131,088 options outstanding, all of which were vested and exercisable, with a weighted-average exercise price of $30.00, an expiration date of February 2016 and a fair value of $0.00 per option.

The components of share-based compensation expense for each period were as follows (in thousands):

	Year ended December 31,
	2017	2016	2015
Restricted shares granted to officers and employees(1)	$3,364	$3,314	$3,320
Restricted shares granted to certain directors	635	681	701
Total share-based compensation expense	$3,999	$3,995	$4,021

(1)         Includes grants to certain officers and employees of the Company’s external manager prior to September 1, 2011.

11. INCOME TAXES

The Company has elected to be taxed as a REIT under Section 856 of the Code and intends to continue to comply with the provisions of the Code.  As a REIT, the Company generally is not subject to federal or state income tax.  To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders each year and meet certain other tests relating to assets and income.  If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates.  The Company may also be subject to certain state and local taxes.  Under certain circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income.  Except as described below, no provision for income taxes has been provided in the accompanying financial statements because the Company, as a REIT, is not subject to federal or state taxation because it has paid or will pay dividends in amounts that exceed at least 90% of its current year taxable income.

Book to tax differences primarily relate to amortization of realized losses on the termination of swap contracts, share- based compensation expense, and unrealized gain (loss) on investments and interest rate swaps, swaptions and caps.

The per share tax character of the common, Series A Preferred Stock and Series B Preferred Stock distributions declared to stockholders in 2017 of $1.00, $1.9375 and $1.875, respectively, is estimated to be $0.760, $1.9375 and $1.875 ordinary income, respectively, and $0.240 return of capital to the Company’s common stockholders.

The estimated federal tax cost and the tax basis components of distributable earnings were as follows (in thousands):

December 31, 2017
Cost of investments	$13,104,169
Gross gain	$37,709
Gross loss	(36,314)
Net unrealized gain (loss)	$1,395
Undistributed ordinary income	$—
Capital loss carryforwards	$559,282

As of December 31, 2017, the Company’s estimated capital loss carryforwards available to offset future realized gains are subject to current and future limitations in accordance with Code section 382 and expire as follows (in thousands):

December 31, 2018	456,259
December 31, 2021	9,527
December 31, 2022	93,496
Total	$559,282

As of December 31, 2017 and 2016, the Company had no undistributed taxable income.  Tax years from 2014 through 2017 remain open to examination by U.S. federal, state and local, or non-U.S. tax jurisdictions.  During the year ended December 31, 2016, the Company recorded a $1.7 million non-recurring charge related to a prior period tax liability, which is recorded in General, administrative and other expenses in the Consolidated Statements of Operations, and was paid during 2017. No other income tax provision was recorded for the Company’s open tax years.

12. COMMITMENTS AND CONTINGENCIES

The Company enters into certain agreements that contain a variety of indemnifications, principally with broker-dealers. As of December 31, 2017 and December 31, 2016, no claims have been asserted against the Company under these indemnification agreements. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2017 and December 31, 2016.

The Company occupied leased office space for which the term expired on June 30, 2016. The rental expense for the year ended December 31, 2017, 2016 and 2015 was $0.5 million, $0.5 million and $0.3 million, respectively. In September 2015, the Company entered into a new lease agreement with a commencement date of January 1, 2016, and an estimated rent commencement date of July 1, 2016 (the “New Lease”). The New Lease has an initial term of 7 years from the rent commencement date, and one five-year extension option.  The Company’s leases have been classified as operating leases. The Company’s aggregate future minimum lease payments total approximately $2.1 million.  The following table details the Company’s operating lease payments (in thousands):

Years Ending December 31,	Lease Commitments
2018	363
2019	373
2020	383
2021	393
2022	403
Thereafter	203
$2,118

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK OR CONCENTRATIONS OF CREDIT RISK

We may seek to obtain other sources of financing depending on market conditions. We may finance the acquisition of Agency RMBS by entering into TBA dollar roll transactions in which we would sell a TBA contract for current month settlement and simultaneously purchase a similar TBA contract for a forward settlement date. Prior to the forward settlement date, we may choose to roll the position out to a later date by entering into an offsetting TBA position, net settling the paired-off positions for cash, and simultaneously entering into a similar TBA contract for a later settlement date. In such transactions, the TBA contract purchased for a forward settlement date is priced at a discount to the TBA contract sold for settlement/pair off in the current month.

The Company is subject to credit risk associated with counterparty nonperformance on repurchase agreements.  The Company’s exposure to credit risk associated with counterparty nonperformance on repurchase agreements is limited to the difference between the borrowings under repurchase agreements plus any accrued interest, minus the fair value of collateral pledged plus any accrued interest.  Counterparty nonperformance on these transactions could have a material adverse effect on the Company’s financial condition.

The Company’s investments are primarily concentrated in securities that pass through collections of principal and interest from underlying mortgages, and there is a risk that some borrowers on the underlying mortgages will default. Therefore, mortgage-backed securities may bear some exposure to credit losses.  However, the Company manages credit risk by primarily holding securities that are guaranteed by government (or government-sponsored) agencies.

The Company enters into derivative transactions with counterparties to hedge its interest rate exposure.  The notional amounts of the swap, swaption and cap contracts do not represent the Company’s risk of loss due to counterparty nonperformance. The Company’s exposure to credit risk associated with counterparty nonperformance on swap, swaption or cap contracts is limited to the difference between the fair value of the swap, swaption or cap, plus any accrued interest, minus the fair value of collateral pledged plus any accrued interest. Our swap agreements are privately negotiated in the OTC market, with swap agreements entered into subsequent to May 2013 subject to central clearing through a registered commodities exchange (“centrally cleared swaps”). In the case of centrally cleared swaps, we could be exposed to credit risk if the central clearing exchange or clearing member defaults on its respective obligation to perform under the contract.  However, we believe the risk is minimal due to the clearing exchanges’ initial and daily mark-to-market margin requirements and guarantee funds and other resources that are available in the event of a clearing member default.

The Company is subject to interest rate risk. Generally, the value of fixed income securities will change inversely with changes in interest rates.  As interest rates rise, the market value of fixed income securities tends to decrease. Conversely, as interest rates fall, the market value of fixed income securities tends to increase.

14. SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Quarter Ended
(in thousands except per share numbers)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Total interest income	$81,421	$78,961	$77,088	$73,313
Total interest expense	35,242	31,971	26,182	21,221
Net interest income	46,179	46,990	50,906	52,092
Other income (loss):
Net realized gain (loss) on investments	(23,647)	(5,215)	(19,831)	(66,044)
Net unrealized gain (loss) on investments	(56,651)	36,337	51,299	63,478
Other income	39	38	39	47
Net realized and unrealized gain (loss) on investments, FHLBC Advances and other income	(80,259)	31,160	31,507	(2,519)
Interest rate hedge expense, net	(5,841)	(6,948)	(8,434)	(8,327)
Net realized and unrealized gain (loss) on derivative instruments	54,969	22,117	(18,324)	(1,012)
Net gain (loss) on derivative instruments	$49,128	$15,169	$(26,758)	$(9,339)
Total other income (loss)	$(31,131)	$46,329	$4,749	$(11,858)
Total expenses	6,217	5,134	5,430	6,214
Net income (loss)	8,831	88,185	50,225	34,020
Dividends on preferred stock	(5,203)	(5,203)	(5,203)	(5,203)
Net income (loss) available to common stockholders	$3,628	$82,982	$45,022	$28,817
Net income (loss) per common share basic & diluted	$0.02	$0.54	$0.30	$0.19

	Quarter Ended
(in thousands except per share numbers)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total interest income	$68,568	$69,661	$74,857	$81,451
Total interest expense	20,168	17,479	18,687	17,945
Net interest income	48,400	52,182	56,170	63,506
Other income (loss):
Net realized gain (loss) on investments	(36,253)	18,155	36,359	1,202
Net unrealized gain (loss) on investments	(287,161)	(36,540)	28,915	162,286
Net unrealized gain (loss) on FHLBC Advances	—	—	(448)	(851)
Other income	203	308	387	463
Net realized and unrealized gain (loss) on derivative instruments	$(323,211)	$(18,077)	$65,213	$163,100
Interest rate hedge expense, net	(10,128)	(12,493)	(14,779)	(18,398)
Net realized and unrealized gain (loss) on derivative instruments	109,951	63,625	(44,535)	(140,524)
Net gain (loss) on derivative instruments	$99,823	$51,132	$(59,314)	$(158,922)
Total other income (loss)	$(223,388)	$33,055	$5,899	$4,178
Total expenses	5,172	6,227	5,859	6,353
Net income (loss)	(180,160)	79,010	56,210	61,331
Dividends on preferred stock	(5,203)	(5,203)	(5,203)	(5,203)
Net income (loss) available to common stockholders	$(185,363)	$73,807	$51,007	$56,128
Net income (loss) per common share basic & diluted	$(1.23)	$0.49	$0.34	$0.37

15. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 15, 2018, the date these financial statements were issued, and determined that there have not been any events that have occurred from the date of the financial statements through February 15, 2018 that would require adjustments to or disclosures in the consolidated financial statements.